[GTC TELECOM CORP. LETTERHEAD]

                           December 27, 1999


Dear Rebecca:


This letter confirms our understanding that you are to be issued 75,000 shares of GTC Telecom common stock with registration rights. These shares are issued to you, in lieu of cash, as payment against $150,000 for services rendered relating to the development of our websites gtcinternet, gtczone and gtcmail, and other activities.

Please sign this letter confirming your understanding of the agreement.

Sincerely,


Eric Clemons
/s/ Eric Clemons                                   /s/ Rebecca Raff
COO                                                Rebecca Raff
GTC Telecom